Exhibit 23.5

April 4, 2014

Weibo Corporation

7/F, Shuohuang Development Plaza

No. 6 Caihefang Road, Haidian District

Beijing, 100080

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Weibo Corporation (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Frank Kui Tang
Name: Frank Kui Tang